EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Shore Bancshares, Inc. on Form S-8 (333-64317, 333-64319, 333-105159, and 333-134955) and on Form S-3 (333-143002 and 333-157141) of our report dated March 12, 2009 with respect to the consolidated financial statements of Shore Bancshares, Inc. and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K of Shore Bancshares, Inc. for the year ended December 31, 2008.

/s/ Stegman & Company

Baltimore, Maryland
March 13, 2009